Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Third Quarter 2010 Earnings

November 4, 2010, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter ended September 30, 2010. Total revenue for the three months ended September 30, 2010 (“2010 Quarter”) decreased 1.7% to $39,551,000 compared to $40,235,000 for the three months ended September 30, 2009 (“2009 Quarter”). Operating income, which is net income available to common stockholders before loss on early extinguishment of debt, gains on property dispositions, acquisition related costs, income attributable to the noncontrolling interest and preferred stock dividends, decreased 8.2% to $10,411,000 for the 2010 Quarter compared to $11,344,000 for the 2009 Quarter, primarily due to a single-location office tenant default. Net income increased 36.6% to $15,503,000 for the 2010 Quarter compared to $11,349,000 for the 2009 Quarter primarily due to a $3,591,000 gain on the sale of the Company’s Lexington property and a gain on casualty settlement of $1,700,000 arising from the excess of estimated insurance proceeds over the carrying value of assets damaged during a severe hail storm at French Market. All of the insurance proceeds will be used to restore the damaged assets. Net income available to common stockholders was $9,046,000, or $0.49 per diluted share, for the 2010 Quarter compared to $5,822,000, or $0.32 per diluted share, for the 2009 Quarter.

Same property revenue for the total portfolio decreased 2.3% for the 2010 Quarter compared to the 2009 Quarter and same property operating income decreased 3.7%. The same property comparisons exclude the results of operations of properties not fully in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio decreased 2.0% for the 2010 Quarter compared to the 2009 Quarter, due primarily to reduced termination fee income and increased repair and maintenance expenses. Same property operating income in the office portfolio decreased 9.3% for the 2010 Quarter compared to the 2009 Quarter due primarily to a single-location office tenant default.

www.SaulCenters.com

For the nine months ended September 30, 2010 (“2010 Period”), total revenue increased 3.3% to $123,251,000 compared to $119,270,000 for the nine months ended September 30, 2009 (“2009 Period”) and operating income increased 0.7% to $33,769,000 compared to $33,539,000 for the 2009 Period. Net income available to common stockholders was $17,702,000 or $0.97 per diluted share for the 2010 Period, compared to $15,712,000 or $0.88 per diluted share for the 2009 Period. Overall same property revenue for the total portfolio increased 2.4% for the 2010 Period compared to the 2009 Period and same property operating income increased 0.9%. For the 2010 Period, shopping center same property operating income increased 2.6%, the primary cause of which was the collection of rents and other past due charges from a former anchor tenant. Excluding this one-time revenue, same property shopping center operating income decreased 0.3% compared to the prior year. Same property operating income in the office portfolio decreased 4.7% for the 2010 Period due primarily to a single-location office tenant default.

As of September 30, 2010, 92.0% of the operating portfolio was leased compared to 91.8% at September 30, 2009. On a same property basis, 92.9% of the portfolio was leased as of the end of both periods.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 7.9% to $13,488,000 in the 2010 Quarter compared to $14,648,000 for the 2009 Quarter. On a diluted per share basis, FFO available to common shareholders decreased 9.5% to $0.57 per share for the 2010 Quarter compared to $0.63 per share for the 2009 Quarter. FFO decreased in the 2010 Quarter primarily due to a single-location office tenant default and initial costs related to a fourth quarter 2010 property acquisition. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains from property dispositions and extraordinary items. FFO available to common shareholders for the 2010 Period decreased 6.1% to $39,120,000 from $41,666,000 during the 2009 Period. Per share FFO available to common shareholders for the 2010 Period decreased 7.8% to $1.65 per diluted share compared to $1.79 per diluted share for the 2009 Period. FFO decreased in the 2010 Period primarily due to higher losses on early extinguishment of debt (approximately $2,819,000 or $0.12 per diluted share) and by a decline in property operating income during the 1st quarter 2010, due to increased snow removal expense, net of tenant recoveries, from severe winter storms impacting the Mid-Atlantic region (approximately $1,200,000 or $0.05 per diluted share), offset in part by the one-time collection of rents and other past due charges from a former anchor tenant ($1,939,000 or $0.08 per diluted share) during the 1st quarter 2010.

www.SaulCenters.com

During the third quarter, the Company sold its Lexington property for $8,100,000 and recognized a gain of $3,591,000. On October 1, 2010, net proceeds from the sale of Lexington together with additional cash of $7,400,000 were used to purchase a property containing approximately 20,000 square feet of retail space located near the White Flint Metro Station in Montgomery County, Maryland. The Company incurred acquisition costs of approximately $450,000, of which $170,000 were incurred and recognized as expense during the third quarter and the remaining $280,000 costs were incurred and will be recognized as expense in the fourth quarter. The property, which is fully leased, is zoned for up to 297,000 square feet of rentable mixed use space. The Company does not anticipate redeveloping this property in the foreseeable future.

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 52 community and neighborhood shopping center and office properties totaling approximately 8.4 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Real estate investments
Land	$230,080	$223,193
Buildings and equipment	761,805	740,442
Construction in progress	170,049	147,589

	1,161,934	1,111,224
Accumulated depreciation	(290,831)	(276,310)

	871,103	834,914
Cash and cash equivalents	12,735	20,607
Accounts receivable and accrued income, net	37,572	37,503
Deferred leasing costs, net	14,672	15,609
Prepaid expenses, net	4,854	3,096
Deferred debt costs, net	6,767	7,537
Other assets	22,761	6,308

Total assets	$970,464	$925,574

Liabilities
Mortgage notes payable	$579,757	$576,069
Construction loans payable	88,281	60,737
Dividends and distributions payable	12,343	12,220
Accounts payable, accrued expenses and other liabilities	30,221	23,395
Deferred income	26,267	27,090

Total liabilities	736,869	699,511

Stockholders’ equity
Preferred stock	179,328	179,328
Common stock	184	180
Additional paid-in capital	182,756	169,363
Accumulated deficit and other comprehensive loss	(128,691)	(124,167)

Total Saul Centers, Inc. stockholders’ equity	233,577	224,704
Noncontrolling interest	18	1,359

Total stockholders’ equity	233,595	226,063

Total liabilities and stockholders’ equity	$970,464	$925,574

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenue
Base rent	$31,243	$31,746	$94,713	$93,483
Expense recoveries	6,938	7,141	22,583	21,758
Percentage rent	238	214	927	775
Other	1,132	1,134	5,028	3,254

Total revenue	39,551	40,235	123,251	119,270

Operating expenses
Property operating expenses	5,199	4,890	17,706	15,055
Provision for credit losses	345	189	699	748
Real estate taxes	4,367	4,528	13,498	13,558
Interest expense and amortization of deferred debt costs	8,781	8,942	26,259	25,920
Depreciation and amortization of deferred leasing costs	7,031	7,083	21,365	21,122
General and administrative	3,417	3,259	9,955	9,328

Total operating expenses	29,140	28,891	89,482	85,731

Operating income	10,411	11,344	33,769	33,539
Loss on early extinguishment of debt	—	—	(4,479)	(1,660)
Acquisition related costs	(170)	—	(170)	—
Gain on casualty settlement	1,700	—	1,700	—

Income from continuing operations	11,941	11,344	30,820	31,879
(Loss) income from operations of property sold	(29)	5	(96)	(66)
Gain on property sale	3,591	—	3,591	—

Net income	15,503	11,349	34,315	31,813
Income attributable to the noncontrolling interest	(2,672)	(1,742)	(5,258)	(4,746)

Net income attributable to Saul Centers, Inc.	12,831	9,607	29,057	27,067
Preferred dividends	(3,785)	(3,785)	(11,355)	(11,355)

Net income available to common stockholders	$9,046	$5,822	$17,702	$15,712

Per share net income available to common stockholders :
Diluted	$0.49	$0.32	$0.97	$0.88

Weighted average common stock :
Common stock	18,315	17,892	18,201	17,881
Effect of dilutive options	125	47	105	37

Diluted weighted average common stock	18,440	17,939	18,306	17,918

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Reconciliation of net income to FFO available to common shareholders: (1)
Net income	$15,503	$11,349	$34,315	$31,813
Less: Gain on property dispositions	(5,291)	—	(5,291)	—
Add: Real property depreciation and amortization	7,031	7,083	21,365	21,122
Add: Real property depreciation - discontinued operations	30	1	86	86

FFO	17,273	18,433	50,475	53,021
Less: Preferred dividends	(3,785)	(3,785)	(11,355)	(11,355)

FFO available to common shareholders	$13,488	$14,648	$39,120	$41,666

Weighted average shares:
Diluted weighted average common stock	18,440	17,939	18,306	17,918
Convertible limited partnership units	5,416	5,416	5,416	5,416

Diluted & converted weighted average shares	23,856	23,355	23,722	23,334

Per share amounts:
FFO available to common shareholders (diluted)	$0.57	$0.63	$1.65	$1.79

Reconciliation of net income to same property operating income:
Net income	$15,503	$11,349	$34,315	$31,813
Add: Interest expense and amortization of deferred debt costs	8,781	8,942	26,259	25,920
Add: Depreciation and amortization of deferred leasing costs	7,031	7,083	21,365	21,122
Add: Depreciation and amortization - discontinued operations	30	1	86	86
Add: Acquisition related costs	170	—	170	—
Add: General and administrative	3,417	3,259	9,955	9,328
Add: Loss on early extinguishment of debt	—	—	4,479	1,660
Less: Gain on casualty settlement	(1,700)	—	(1,700)	—
Less: Gain on property sale	(3,591)	—	(3,591)	—
Less: Interest income	(22)	—	(22)	(6)

Property operating income	29,619	30,634	91,316	89,923
Less: Acquisitions & developments	(423)	(321)	(1,100)	(469)

Total same property operating income	$29,196	$30,313	$90,216	$89,454

Total shopping centers	$22,968	$23,446	$70,236	$68,479
Total office properties	6,228	6,867	19,980	20,975

Total same property operating income	$29,196	$30,313	$90,216	$89,454

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company's Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.